Altus Power, Inc. Announces
Warrant Exchange Agreement

STAMFORD, CT, June 1, 2022 – Altus Power, Inc. (NYSE: AMPS) (“Altus Power” or the “Company”), a leading clean electrification company, today announced that on May 31, 2022 it signed separate, privately negotiated warrant exchange agreements with multiple holders of its public warrants to purchase shares of its Class A common stock (the “Public Warrants”), which are traded on the New York Stock Exchange under the symbol “AMPS-WT.”
On or about June 1, 2022, pursuant to the agreement, the Company is issuing an aggregate of 981,113 Class A common shares in exchange for the surrender and cancellation of 4,087,962 Public Warrants (NYSE: AMPS-WT) previously issued by the Company as part of it’s PIPE offering in December, 2021 (the “Public Warrants”). The agreement will reduce the total number of outstanding Public Warrants by approximately 40%, to 5,974,528 million from 10,062,490.
“This exchange is a tremendous opportunity for Altus to minimize dilution for our shareholders,” said Gregg Felton, Co-Chief Executive Officer of Altus Power, “We will continue to monitor for opportunities to optimize our capital structure and continue to bring value for our shareholders."
This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the securities described herein. Altus Power's Public Warrants will expire on December 9, 2026 or on such earlier date as set forth in the terms of the Public Warrants in the Warrant Agreement.

About Altus Power, Inc.
Altus Power, based in Stamford, Connecticut, is the nation’s premier clean electrification company. Altus Power serves its commercial, industrial, public sector and community solar customers by developing, owning and operating locally sited solar generation, energy storage, and EV charging infrastructure across 18 states from Vermont to Hawaii. Visit www.altuspower.com to learn more.

Altus Power Contacts
For Media:
Cory Ziskind
ICR, Inc.
AltusPowerPR@icrinc.com

For Investors:
Chris Shelton, Head of IR
Caldwell Bailey, ICR, Inc.
InvestorRelations@altuspower.com